Exhibit 99.1
Ellington Financial Inc. Reports Fourth Quarter 2023 Results
OLD GREENWICH, Connecticut—February 26, 2024
Ellington Financial Inc. (NYSE: EFC) ("we," "us," or "our") today reported financial results for the quarter ended December 31, 2023.
Highlights
•Net income attributable to common stockholders of $12.5 million, or $0.18 per common share.1
◦$27.3 million, or $0.38 per common share, from the investment portfolio.
▪$12.7 million, or $0.18 per common share, from the credit strategy.
▪$14.6 million, or $0.20 per common share, from the Agency strategy.
◦$(3.4) million, or $(0.04) per common share, from Longbridge.
•Adjusted Distributable Earnings2 of $18.9 million, or $0.27 per common share.
•Book value per common share as of December 31, 2023 of $13.83, including the effects of dividends of $0.45 per common share for the quarter.
•Management expects to recommend to our board of directors a reduction of the monthly dividend from $0.15 to $0.13 per share, beginning in March, which would imply a dividend yield of 12.8% based on the February 23, 2024 closing stock price of $12.16 per share.
•Recourse debt-to-equity ratio3 of 2.0:1 as of December 31, 2023, adjusted for unsettled purchases and sales. Including all non-recourse borrowings, which primarily consist of securitization-related liabilities, debt-to-equity ratio of 8.6:14.
•Cash and cash equivalents of $228.9 million as of December 31, 2023, in addition to other unencumbered assets of $416.3 million.
•Closed the merger with Arlington Asset Investment Corp. ("Arlington") on December 14, 2023, which was approximately 1.1% dilutive to book value per share.
Fourth Quarter 2023 Results
“In the fourth quarter, we reported net income of $0.18 per share and adjusted distributable earnings of $0.27 per share. From an economic return perspective, strong performance from our residential transition loan portfolio and our Agency and non-Agency MBS didn't quite offset merger-related dilution and expenses, and net losses from Longbridge and other positions, leading to a small negative economic return overall for the quarter,” said Laurence Penn, Chief Executive Officer and President.
“In December, we completed the merger with Arlington, immediately adding scale and further strengthening our balance sheet. We promptly got to work freeing up capital in the Arlington portfolio, both monetizing Arlington’s liquid assets in a constructive market and adding modest leverage to the MSR portfolio. Since then, we have been rotating that capital into higher-yielding investments, which we expect to drive incremental value to shareholders in 2024. Despite incremental expansion of the portfolio in the fourth quarter, our recourse leverage ratio actually ticked down sequentially after absorbing Arlington’s low-leverage capital structure. In addition, in recent months we’ve been choosing to sell much of our non-QM loan portfolio instead of securitizing it, to take advantage of strong whole loan bids in the marketplace.
“Our adjusted distributable earnings did drop during the quarter, but it should recover as Longbridge continues to build back towards profitability, as we work out a few nonperforming commercial mortgage loans and REO assets, and as we continue to deploy new capital and rotate capital into higher-yielding sectors. That said, management expects to recommend to the board a reduction of the monthly dividend from $0.15 to $0.13 per share, beginning in March. Notably, this is just $0.01 below the $0.14 per share monthly dividend level we set five years ago, when we first shifted from a quarterly to a monthly dividend.
“Looking ahead, our diversified capital base now includes the common equity, low-cost preferred equity and unsecured debt added through the merger. This diversified capital base, together with our ample liquidity and additional untapped borrowing capacity, should allow us to capitalize on the many attractive investment opportunities we are seeing, including high-yielding lending opportunities in our proprietary loan pipelines and distressed situations in commercial real estate debt.”
1 Includes $(11.4) million of certain corporate/other income and expense items not attributed to either the investment portfolio or Longbridge segments. Such amount primarily includes the bargain purchase gain related to the Arlington Merger, certain compensation and benefits, certain professional fees, management fees, preferred dividends accrued, and certain realized and unrealized gains and losses on our Unsecured debt, at fair value.
2 Adjusted Distributable Earnings is a non-GAAP financial measure. See "Reconciliation of Net Income (Loss) to Adjusted Distributable Earnings" below for an explanation regarding the calculation of Adjusted Distributable Earnings.
3 Excludes U.S. Treasury securities and repo borrowings at certain unconsolidated entities that are recourse to us. Including such borrowings, our debt-to-equity ratio, adjusted for unsettled purchases and sales, based on total recourse borrowings was 2.1:1 as of December 31, 2023.
4 Excludes U.S. Treasury securities.

Financial Results
Investment Portfolio Summary
Our investment portfolio generated net income attributable to common stockholders of $27.3 million, consisting of $12.7 million from the credit strategy and $14.6 million from the Agency strategy.
Credit Performance
Our total long credit portfolio, excluding non-retained tranches of consolidated non-QM securitization trusts, increased by 10% to $2.74 billion as of December 31, 2023, from $2.48 billion as of September 30, 2023. The increase was driven primarily by the addition of Arlington's MSR-related portfolio and a larger residential transition loan portfolio, where net purchases exceeded principal paydowns. A portion of the increase was offset by smaller commercial bridge loan and non-QM loan portfolios, as loan paydowns (and in the case of non-QM, loan sales) exceeded new originations during the quarter.
Strong net interest income5 and net gains on our non-agency RMBS investments drove positive results in the credit strategy, with net losses on consumer loans, interest rate and credit hedges being the primary detractors. Our investments in loan originators generated a net positive gain overall as well. We saw a further uptick in delinquencies on our residential and commercial mortgage loan portfolios, and while those portfolios continue to experience low levels of realized credit losses and strong overall credit performance, we are monitoring developments closely and diligently working out a handful of nonperforming commercial mortgage assets.
During the quarter, the net interest margin6 on our credit portfolio declined to 2.66% from 2.95%, driven by lower asset yields (which includes the drag from nonperforming loans) and a higher cost of funds. We continued to benefit from positive carry on our interest rate swap hedges, where we overall receive a higher floating rate and pay a lower fixed rate.
Agency Performance
Our total long Agency RMBS portfolio decreased by 12% quarter over quarter to $853.2 million, as principal repayments and net sales exceeded net gains.
In October, interest rates and volatility increased, which drove yield spreads wider in most fixed income sectors, including Agency RMBS. Markets then reversed course, however, with interest rates and volatility declining, and yield spreads tightening, through year end. Overall for the fourth quarter, Agency RMBS outperformed U.S. Treasury securities and interest rate swaps, with lower and intermediate coupon RMBS exhibiting the most pronounced outperformance. As a result, significant net gains on our Agency RMBS portfolio (which was concentrated in those coupons) exceeded net losses on our interest rate hedges, which drove strong performance from our Agency RMBS strategy for the quarter.
Average pay-ups on our specified pools increased to 0.84% as of December 31, 2023, as compared to 0.75% as of September 30, 2023.
During the quarter, an increase in asset yields on our Agency strategy only partially offset an increase in cost of funds, which caused the net interest margin5 on our Agency RMBS, excluding the Catch-up Amortization Adjustment, to decrease to 0.69% from 1.05%. We continued to benefit from positive carry on our interest rate swap hedges, where we overall receive a higher floating rate and pay a lower fixed rate, although the extent of this benefit declined quarter over quarter.
Longbridge Summary
Our Longbridge portfolio generated a net loss attributable to common stockholders of $(3.4) million for the fourth quarter as net losses in originations and on interest rate hedges exceeded net gains on proprietary loans, net gains on the HMBS MSR Equivalent7 and MSRs on reverse mortgage loans ("Reverse MSRs"), and servicing income. In originations, while lower volumes drove the net loss, tighter yield spreads and lower interest rates did improve gain-on-sale margins on both HECM and proprietary loans.
Our Longbridge portfolio increased by 13% sequentially to $552.4 million as of December 31, 2023, driven primarily by proprietary reverse mortgage loan originations.
Corporate/Other Summary
Our results for the quarter reflect a net gain, driven by the decline in interest rates, on the fixed receiver interest rate swaps that we use to hedge the fixed payments on both our unsecured long-term debt and our preferred equity.
5 Excludes any interest income and interest expense items from interest rate hedges, net credit hedges and other activities, net.
6 Net interest margin represents the weighted average asset yield less the weighted average secured financing cost of funds on such assets. It also includes the effect of actual and accrued periodic payments on interest rate swaps used to hedge the assets.
7 HMBS assets are consolidated for GAAP reporting purposes, and HMBS-related obligations are accounted for on the balance sheet as secured borrowings. The fair value of HMBS assets less the fair value of the HMBS-related obligations approximate fair value of the HMBS MSR Equivalent.

Our results for the quarter also include the bargain purchase gain associated with the closing of the merger with Arlington, partially offset by merger-related transaction expenses including certain compensation and severance costs that had been previously negotiated as part of the merger agreement. Although the bargain purchase gain, net of the related expenses, contributed positively to net income during the quarter, the common shares issued as consideration for the merger were issued at a discount to our book value per share, and the transaction was dilutive to common shareholders overall by approximately 1.1%.
Finally, our results include the additional costs associated with the termination of our previously announced merger with Great Ajax Corp in October, including the initial markdown on the Great Ajax common shares we purchased in connection with that termination, partially offset by net gains on the fixed payer interest rate swaps that we held as a hedge prior to termination of the merger.
Credit Portfolio(1)
The following table summarizes our credit portfolio holdings as of December 31, 2023 and September 30, 2023:

	December 31, 2023		September 30, 2023
($ in thousands)	Fair Value	%	Fair Value	%
Dollar denominated:
CLOs(2)	$33,920	0.8%	$29,294	0.8%
CMBS	45,432	1.1%	20,587	0.5%
Commercial mortgage loans and REO(3)(4)	330,296	7.9%	365,329	9.4%
Consumer loans and ABS backed by consumer loans(2)	83,130	2.0%	90,474	2.3%
Other loans and ABS(5)	10,314	0.3%	1,285	—%
Corporate debt and equity and corporate loans	29,720	0.7%	21,836	0.6%
Debt and equity investments in loan origination-related entities(6)	38,528	0.9%	37,947	1.0%
Non-Agency RMBS	253,522	6.1%	259,543	6.7%
Non-QM loans and retained non-QM RMBS(7)	2,037,914	48.9%	2,060,036	53.0%
Residential transition loans and other residential mortgage loans and REO(3)	1,113,816	26.8%	975,667	25.1%
Forward MSR-related investments	163,336	3.9%	—	—%
Non-Dollar denominated:
CLOs(2)	4,234	0.1%	1,578	0.1%
Corporate debt and equity	189	—%	177	—%
RMBS(8)	19,674	0.5%	19,608	0.5%
Total long credit portfolio	$4,164,025	100.0%	$3,883,361	100.0%
Less: Non-retained tranches of consolidated securitization trusts	1,424,804		1,398,748
Total long credit portfolio excluding non-retained tranches of consolidated securitization trusts	$2,739,221		$2,484,613
(1)This information does not include U.S. Treasury securities, securities sold short, or financial derivatives.
(2)Includes equity investments in securitization-related vehicles.
(3)In accordance with U.S. GAAP, REO is not considered a financial instrument and as a result is included at the lower of cost or fair value.
(4)Includes equity investments in unconsolidated entities holding commercial mortgage loans and REO.
(5)Includes equity investment in an unconsolidated entity which purchases certain other loans for eventual securitization.
(6)Includes corporate loans to certain loan origination entities in which we hold an equity investment.
(7)Retained non-QM RMBS represents RMBS issued by non-consolidated Ellington-sponsored non-QM loan securitization trusts, and interests in entities holding such RMBS.
(8)Includes an equity investment in an unconsolidated entity holding European RMBS.

Agency RMBS Portfolio(1)
The following table summarizes our Agency RMBS portfolio holdings as of December 31, 2023 and September 30, 2023:

	December 31, 2023		September 30, 2023
($ in thousands)	Fair Value	%	Fair Value	%
Long Agency RMBS:
Fixed rate	$798,211	93.5%	$914,262	94.8%
Floating rate	5,130	0.6%	5,154	0.5%
Reverse mortgages	37,171	4.4%	33,529	3.5%
IOs	12,712	1.5%	11,341	1.2%
Total long Agency RMBS	$853,224	100.0%	$964,286	100.0%
(1)This information does not include U.S. Treasury securities, securities sold short, or financial derivatives.
Longbridge Portfolio(1)
Longbridge originates reverse mortgage loans, including home equity conversion mortgage loans, or "HECMs," which are insured by the FHA and which are eligible for inclusion in GNMA-guaranteed HECM-backed MBS, or "HMBS." Upon securitization, the HECMs remain on our balance sheet under GAAP, and Longbridge retains the mortgage servicing rights associated with the HMBS, or the "HMBS MSR Equivalent." Longbridge also originates "proprietary reverse mortgage loans," which are not insured by the FHA, and Longbridge has typically retained the associated MSRs. The following table summarizes Longbridge's loan-related assets as of December 31, 2023 and September 30, 2023:

	December 31, 2023	September 30, 2023
	(In thousands)
HMBS assets(2)	$8,511,682	$8,256,881
Less: HMBS liabilities	(8,423,235)	(8,181,922)
HMBS MSR Equivalent	88,447	74,959
Unsecuritized HECM loans(3)	102,553	135,061
Proprietary reverse mortgage loans	329,576	247,021
Reverse MSRs	29,580	29,653
Unsecuritized REO	2,218	1,484
Total	$552,374	$488,178
(1)This information does not include financial derivatives or loan commitments.
(2)Includes HECM loans, related REO, and claims or other receivables.
(3)As of December 31, 2023, includes $6.9 million of active HECM buyout loans, $10.2 million of inactive HECM buyout loans, and $4.9 million of other inactive HECM loans. As of September 30, 2023, includes $7.3 million of active HECM buyout loans, $12.1 million of inactive HECM buyout loans, and $4.7 million of other inactive HECM loans.
The following table summarizes Longbridge's origination volumes by channel for the three-month periods ended December 31, 2023 and September 30, 2023:

($ In thousands)	December 31, 2023			September 30, 2023
Channel	Units	New Loan Origination Volume(1)	% of New Loan Origination Volume	Units	New Loan Origination Volume(1)	% of New Loan Origination Volume
Retail	363	$47,868	18%	384	$55,576	18%
Wholesale and correspondent	1,223	214,314	82%	1,367	251,215	82%
Total	1,586	$262,182	100%	1,751	$306,791	100%
(1)Represents initial borrowed amounts on reverse mortgage loans.
Financing
Our recourse debt-to-equity ratio2, excluding U.S. Treasury securities and adjusted for unsettled purchases and sales, decreased to 2.0:1 at December 31, 2023 from 2.3:1 at September 30, 2023. The decline was primarily driven by a significant increase in shareholders' equity upon closing of the Arlington merger, only partially offset by increased borrowings related to our larger portfolio. Our overall debt-to-equity ratio, excluding U.S. Treasury securities and adjusted for unsettled purchases and sales, also decreased during the quarter, to 8.4:1 as of December 31, 2023, as compared to 9.4:1 as of September 30, 2023.

The following table summarizes our outstanding borrowings and debt-to-equity ratios as of December 31, 2023 and September 30, 2023:

	December 31, 2023		September 30, 2023
	Outstanding Borrowings(1)	Debt-to-Equity Ratio(2)	Outstanding Borrowings(1)	Debt-to-Equity Ratio(2)
	(In thousands)		(In thousands)
Recourse borrowings(3)(4)	$3,510,945	2.3:1	$3,084,174	2.3:1
Non-recourse borrowings(4)	9,847,903	6.4:1	9,586,489	7.2:1
Total Borrowings	$13,358,848	8.7:1	$12,670,663	9.5:1
Total Equity	$1,535,612		$1,337,417
Recourse borrowings excluding U.S. Treasury securities, adjusted for unsettled purchases and sales		2.0:1		2.3:1
Total borrowings excluding U.S. Treasury securities, adjusted for unsettled purchases and sales		8.4:1		9.4:1
(1)Includes borrowings under repurchase agreements, other secured borrowings, other secured borrowings, at fair value, and unsecured debt, at par.
(2)Overall debt-to-equity ratio is computed by dividing outstanding borrowings by total equity. The debt-to-equity ratio does not account for liabilities other than debt financings.
(3)Excludes repo borrowings at certain unconsolidated entities that are recourse to us. Including such borrowings, our debt-to-equity ratio based on total recourse borrowings is 2.4:1 as of both December 31, 2023 and September 30, 2023.
(4)All of our non-recourse borrowings are secured by collateral. In the event of default under a non-recourse borrowing, the lender has a claim against the collateral but not any of the other assets held by us or our consolidated subsidiaries. In the event of default under a recourse borrowing, the lender's claim is not limited to the collateral (if any).
The following table summarizes our operating results by strategy for the three-month period ended December 31, 2023:

	Investment Portfolio			Longbridge	Corporate/Other	Total	Per Share
(In thousands except per share amounts)	Credit	Agency	Investment Portfolio Subtotal
Interest income and other income (1)	$74,769	$11,580	$86,349	$10,930	$1,996	$99,275	$1.38
Interest expense	(43,503)	(12,923)	(56,426)	(7,819)	(3,454)	(67,699)	(0.94)
Realized gain (loss), net(2)	(19,064)	(11,075)	(30,139)	(27)	28,175	(1,991)	(0.03)
Unrealized gain (loss), net	28,364	57,043	85,407	15,661	(5,604)	95,464	1.32
Net change from reverse mortgage loans and HMBS obligations	—	—	—	28,903	—	28,903	0.40
Earnings in unconsolidated entities	2,547	—	2,547	—	—	2,547	0.04
Interest rate hedges and other activity, net(3)	(20,238)	(30,067)	(50,305)	(25,684)	9,730	(66,259)	(0.92)
Credit hedges and other activities, net(4)	(4,525)	—	(4,525)	—	1,463	(3,062)	(0.04)
Income tax (expense) benefit	—	—	—	—	(129)	(129)	—
Investment related expenses	(3,169)	—	(3,169)	(6,386)	—	(9,555)	(0.13)
Other expenses(5)	(1,877)	—	(1,877)	(18,940)	(37,352)	(58,169)	(0.81)
Net income (loss)	13,304	14,558	27,862	(3,362)	(5,175)	19,325	0.27
Dividends on preferred stock	—	—	—	—	(6,104)	(6,104)	(0.08)
Net (income) loss attributable to non-participating non-controlling interests	(586)	—	(586)	6	(5)	(585)	(0.01)
Net income (loss) attributable to common stockholders and participating non-controlling interests	12,718	14,558	27,276	(3,356)	(11,284)	12,636	0.18
Net (income) loss attributable to participating non-controlling interests	—	—	—	—	(139)	(139)	0.00
Net income (loss) attributable to common stockholders	$12,718	$14,558	$27,276	$(3,356)	$(11,423)	$12,497	$0.18
Net income (loss) attributable to common stockholders per share of common stock	$0.18	$0.20	$0.38	$(0.04)	$(0.16)	$0.18
Weighted average shares of common stock and convertible units(6) outstanding						72,136
Weighted average shares of common stock outstanding						71,338
(1)Other income primarily consists of rental income on real estate owned, loan origination fees, and servicing income.
(2)In Corporate/Other, represents the $28.2 million bargain purchase gain related to the Arlington Merger.
(3)Includes U.S. Treasury securities, if applicable.
(4)Other activities include certain equity and other trading strategies and related hedges, and net realized and unrealized gains (losses) on foreign currency.
(5)In Corporate/Other, includes Arlington merger-related expenses of $22.1 million.
(6)Convertible units include Operating Partnership units attributable to participating non-controlling interests.

The following table summarizes our operating results by strategy for the three-month period ended September 30, 2023:

	Investment Portfolio			Longbridge	Corporate/Other	Total	Per Share
(In thousands except per share amounts)	Credit	Agency	Investment Portfolio Subtotal
Interest income and other income (1)	$77,809	$10,490	$88,299	$9,593	$1,581	$99,473	$1.45
Interest expense	(43,791)	(11,619)	(55,410)	(7,540)	(3,117)	(66,067)	(0.96)
Realized gain (loss), net	(10,226)	(6,007)	(16,233)	—	—	(16,233)	(0.24)
Unrealized gain (loss), net	(9,205)	(33,034)	(42,239)	19,201	(4,410)	(27,448)	(0.40)
Net change from reverse mortgage loans and HMBS obligations	—	—	—	(15,800)	—	(15,800)	(0.23)
Earnings in unconsolidated entities	(978)	—	(978)	—	—	(978)	(0.01)
Interest rate hedges and other activity, net(2)	16,516	29,639	46,155	23,948	11,082	81,185	1.18
Credit hedges and other activities, net(3)	(1,141)	—	(1,141)	—	(235)	(1,376)	(0.02)
Income tax (expense) benefit	—	—	—	—	(224)	(224)	—
Investment related expenses	(2,330)	—	(2,330)	(7,273)	—	(9,603)	(0.14)
Other expenses	(1,441)	—	(1,441)	(18,046)	(10,362)	(29,849)	(0.44)
Net income (loss)	25,213	(10,531)	14,682	4,083	(5,685)	13,080	0.19
Dividends on preferred stock	—	—	—	—	(5,980)	(5,980)	(0.09)
Net (income) loss attributable to non-participating non-controlling interests	(438)	—	(438)	12	(3)	(429)	(0.01)
Net income (loss) attributable to common stockholders and participating non-controlling interests	24,775	(10,531)	14,244	4,095	(11,668)	6,671	0.10
Net (income) loss attributable to participating non-controlling interests	—	—	—	—	(80)	(80)
Net income (loss) attributable to common stockholders	$24,775	$(10,531)	$14,244	$4,095	$(11,748)	$6,591	$0.10
Net income (loss) attributable to common stockholders per share of common stock	$0.37	$(0.16)	$0.21	$0.06	$(0.17)	$0.10
Weighted average shares of common stock and convertible units(4) outstanding						68,605
Weighted average shares of common stock outstanding						67,790
(1)Other income primarily consists of rental income on real estate owned, loan origination fees, and servicing income.
(2)Includes U.S. Treasury securities, if applicable.
(3)Other activities include certain equity and other trading strategies and related hedges, and net realized and unrealized gains (losses) on foreign currency.
(4)Convertible units include Operating Partnership units attributable to participating non-controlling interests.
About Ellington Financial
Ellington Financial invests in a diverse array of financial assets, including residential and commercial mortgage loans and mortgage-backed securities, reverse mortgage loans, mortgage servicing rights and related investments, consumer loans, asset-backed securities, collateralized loan obligations, non-mortgage and mortgage-related derivatives, debt and equity investments in loan origination companies, and other strategic investments. Ellington Financial is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group, L.L.C.

Conference Call
We will host a conference call at 11:00 a.m. Eastern Time on Tuesday, February 27, 2024, to discuss our financial results for the quarter ended December 31, 2023. To participate in the event by telephone, please dial (800) 225-9448 at least 10 minutes prior to the start time and reference the conference ID EFCQ423. International callers should dial (203) 518-9708 and reference the same conference ID. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of our web site at www.ellingtonfinancial.com. To listen to the live webcast, please visit www.ellingtonfinancial.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, we also posted an investor presentation, that will accompany the conference call, on our website at www.ellingtonfinancial.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Tuesday, February 27, 2024, at approximately 2:00 p.m. Eastern Time through Tuesday, March 5, 2024 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 839-5103. International callers should dial (402) 220-2687. A replay of the conference call will also be archived on our web site at www.ellingtonfinancial.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek" or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Forward-looking statements are based on our beliefs, assumptions and expectations of our future operations, business strategies, performance, financial condition, liquidity and prospects, taking into account information currently available to us. These beliefs, assumptions, and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, results of operations and strategies may vary materially from those expressed or implied in our forward-looking statements. The following factors are examples of those that could cause actual results to vary from our forward-looking statements: changes in interest rates and the market value of our investments, market volatility, changes in mortgage default rates and prepayment rates, our ability to borrow to finance our assets, changes in government regulations affecting our business, our ability achieve the cost savings and efficiencies, operating efficiencies, synergies and other benefits, including the increased scale, and avoid potential business disruption from our recently completed merger with Arlington Asset Investment Corp., our ability to maintain our exclusion from registration under the Investment Company Act of 1940, our ability to maintain our qualification as a real estate investment trust, or "REIT," and other changes in market conditions and economic trends, such as changes to fiscal or monetary policy, heightened inflation, slower growth or recession, and currency fluctuations. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of our Annual Report on Form 10-K, which can be accessed through our website at www.ellingtonfinancial.com or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON FINANCIAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three-Month Period Ended		Year Ended
	December 31, 2023	September 30, 2023	December 31, 2023
(In thousands, except per share amounts)
NET INTEREST INCOME
Interest income	$98,690	$96,216	$370,172
Interest expense	(70,699)	(68,702)	(262,451)
Total net interest income	27,991	27,514	107,721
Other Income (Loss)
Realized gains (losses) on securities and loans, net	(22,475)	(17,362)	(93,993)
Realized gains (losses) on financial derivatives, net	9,437	26,283	40,054
Realized gains (losses) on real estate owned, net	(3,773)	(155)	(5,229)
Unrealized gains (losses) on securities and loans, net	147,273	(63,850)	171,296
Unrealized gains (losses) on financial derivatives, net	(81,957)	55,794	(15,060)
Unrealized gains (losses) on real estate owned, net	2,710	(1,712)	2,177
Unrealized gains (losses) on other secured borrowings, at fair value, net	(52,687)	18,660	(51,554)
Unrealized gains (losses) on unsecured borrowings, at fair value	(1,954)	(4,410)	146
Net change from reverse mortgage loans, at fair value	208,661	99,929	503,831
Net change related to HMBS obligations, at fair value	(179,758)	(115,729)	(451,598)
Bargain purchase gain	28,175	—	28,175
Other, net	2,988	28,772	40,954
Total other income (loss)	56,640	26,220	169,199
EXPENSES
Base management fee to affiliate, net of rebates	5,660	4,890	20,419
Investment related expenses:
Servicing expense	5,328	5,261	20,364
Other	4,227	4,342	16,860
Professional fees	12,411	3,847	26,164
Compensation and benefits	33,173	14,675	78,434
Other expenses	6,925	6,437	25,469
Total expenses	67,724	39,452	187,710
Net Income (Loss) before Income Tax Expense (Benefit) and Earnings from Investments in Unconsolidated Entities	16,907	14,282	89,210
Income tax expense (benefit)	129	224	457
Earnings (losses) from investments in unconsolidated entities	2,547	(978)	(855)
Net Income (Loss)	19,325	13,080	87,898
Net Income (Loss) Attributable to Non-Controlling Interests	724	509	3,814
Dividends on Preferred Stock	6,104	5,980	23,182
Net Income (Loss) Attributable to Common Stockholders	$12,497	$6,591	$60,902
Net Income (Loss) per Common Share:
Basic and Diluted	$0.18	$0.10	$0.89
Weighted average shares of common stock outstanding	71,338	67,790	68,252
Weighted average shares of common stock and convertible units outstanding	72,136	68,605	69,063

ELLINGTON FINANCIAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
(In thousands, except share and per share amounts)	December 31, 2023	September 30, 2023	December 31, 2022(1)
ASSETS
Cash and cash equivalents	$228,927	$174,664	$217,053
Restricted cash	1,618	1,604	4,816
Securities, at fair value	1,518,377	1,502,049	1,459,465
Loans, at fair value	12,306,636	11,920,872	11,626,008
Loan commitments, at fair value	2,584	3,752	3,060
Forward MSR-related investments, at fair value	163,336	—	—
Mortgage servicing rights, at fair value	29,580	29,653	8,108
Investments in unconsolidated entities, at fair value	116,414	113,474	127,046
Real estate owned	22,085	23,570	28,403
Financial derivatives–assets, at fair value	143,996	198,023	132,518
Reverse repurchase agreements	173,145	175,197	226,444
Due from brokers	51,884	38,870	36,761
Investment related receivables	480,249	167,447	139,413
Other assets	77,099	95,866	76,791
Total Assets	$15,315,930	$14,445,041	$14,085,886
LIABILITIES
Securities sold short, at fair value	$154,303	$163,832	$209,203
Repurchase agreements	2,967,437	2,573,043	2,609,685
Financial derivatives–liabilities, at fair value	61,776	38,520	54,198
Due to brokers	62,442	80,180	34,507
Investment related payables	37,403	36,641	49,323
Other secured borrowings	245,827	301,131	276,058
Other secured borrowings, at fair value	1,424,668	1,404,567	1,539,881
HMBS-related obligations, at fair value	8,423,235	8,181,922	7,787,155
Unsecured borrowings, at fair value(2)	272,765	189,735	191,835
Base management fee payable to affiliate	5,660	4,890	4,641
Dividend payable	11,528	14,343	12,243
Interest payable	22,933	20,078	22,452
Accrued expenses and other liabilities	90,341	98,742	73,819
Total Liabilities	13,780,318	13,107,624	12,865,000
EQUITY
Preferred stock, par value $0.001 per share, 100,000,000 shares authorized; 14,757,222, 13,420,421 and 9,420,421 shares issued and outstanding, and $368,931, $335,511, and $235,511 aggregate liquidation preference, respectively	355,551	323,920	227,432
Common stock, par value $0.001 per share, 200,000,000, 200,000,000, and 100,000,000 shares authorized, respectively; 83,000,488, 68,234,160, and 63,812,215 shares issued and outstanding, respectively(3)	83	68	64
Additional paid-in-capital	1,514,797	1,323,124	1,259,352
Retained earnings (accumulated deficit)	(353,360)	(333,622)	(290,881)
Total Stockholders' Equity	1,517,071	1,313,490	1,195,967
Non-controlling interests	18,541	23,927	24,919
Total Equity	1,535,612	1,337,417	1,220,886
TOTAL LIABILITIES AND EQUITY	$15,315,930	$14,445,041	$14,085,886
SUPPLEMENTAL PER SHARE INFORMATION:
Book Value Per Common Share (4)	$13.83	$14.33	$15.05
(1)Derived from audited financial statements as of December 31, 2022.
(2)Conformed to current period presentation. Includes the Company's senior notes, issued and outstanding prior to the Arlington Merger, and various senior and subordinated debt assumed as a result of the Arlington Merger.
(3)Common shares issued and outstanding at December 31, 2023 include 11,040,704 shares of common stock issued as a result of the Arlington Merger, 3,640,904 shares of common stock issued under our ATM program, and 84,720 shares of common stock issued as a result of LTIP Unit conversions.
(4)Based on total stockholders' equity less the aggregate liquidation preference of our preferred stock outstanding.

Reconciliation of Net Income (Loss) to Adjusted Distributable Earnings
We calculate Adjusted Distributable Earnings as U.S. GAAP net income (loss) as adjusted for: (i) realized and unrealized gain (loss) on securities and loans, REO, mortgage servicing rights, financial derivatives (excluding periodic settlements on interest rate swaps), any borrowings carried at fair value, and foreign currency transactions; (ii) incentive fee to affiliate; (iii) Catch-up Amortization Adjustment (as defined below); (iv) non-cash equity compensation expense; (v) provision for income taxes; (vi) certain non-capitalized transaction costs; and (vii) other income or loss items that are of a non-recurring nature. For certain investments in unconsolidated entities, we include the relevant components of net operating income in Adjusted Distributable Earnings. The Catch-up Amortization Adjustment is a quarterly adjustment to premium amortization or discount accretion triggered by changes in actual and projected prepayments on our Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). The adjustment is calculated as of the beginning of each quarter based on our then-current assumptions about cashflows and prepayments, and can vary significantly from quarter to quarter. Non-capitalized transaction costs include expenses, generally professional fees, incurred in connection with the acquisition of an investment or issuance of long-term debt. For the contribution to Adjusted Distributable Earnings from Longbridge, we adjust Longbridge's contribution to our net income in a similar manner, but we include in Adjusted Distributable Earnings certain realized and unrealized gains (losses) from Longbridge's origination business ("gain-on-sale income").
Adjusted Distributable Earnings is a supplemental non-GAAP financial measure. We believe that the presentation of Adjusted Distributable Earnings provides information useful to investors, because: (i) we believe that it is a useful indicator of both current and projected long-term financial performance, in that it excludes the impact of certain current-period earnings components that we believe are less useful in forecasting long-term performance and dividend-paying ability; (ii) we use it to evaluate the effective net yield provided by our investment portfolio, after the effects of financial leverage and by Longbridge, to reflect the earnings from its reverse mortgage origination and servicing operations; and (iii) we believe that presenting Adjusted Distributable Earnings assists investors in measuring and evaluating our operating performance, and comparing our operating performance to that of our residential mortgage REIT and mortgage originator peers. Please note, however, that: (I) our calculation of Adjusted Distributable Earnings may differ from the calculation of similarly titled non-GAAP financial measures by our peers, with the result that these non-GAAP financial measures might not be directly comparable; and (II) Adjusted Distributable Earnings excludes certain items that may impact the amount of cash that is actually available for distribution.
In addition, because Adjusted Distributable Earnings is an incomplete measure of our financial results and differs from net income (loss) computed in accordance with U.S. GAAP, it should be considered supplementary to, and not as a substitute for, net income (loss) computed in accordance with U.S. GAAP.
Furthermore, Adjusted Distributable Earnings is different from REIT taxable income. As a result, the determination of whether we have met the requirement to distribute at least 90% of our annual REIT taxable income (subject to certain adjustments) to our stockholders, in order to maintain our qualification as a REIT, is not based on whether we distributed 90% of our Adjusted Distributable Earnings.
In setting our dividends, our Board of Directors considers our earnings, liquidity, financial condition, REIT distribution requirements, and financial covenants, along with other factors that the Board of Directors may deem relevant from time to time.

The following table reconciles, for the three-month periods ended December 31, 2023 and September 30, 2023, our Adjusted Distributable Earnings to the line on our Condensed Consolidated Statement of Operations entitled Net Income (Loss), which we believe is the most directly comparable U.S. GAAP measure:

	Three-Month Period Ended
	December 31, 2023				September 30, 2023
(In thousands, except per share amounts)	Investment Portfolio	Longbridge	Corporate/Other	Total	Investment Portfolio	Longbridge	Corporate/Other	Total
Net Income (Loss)	$27,862	$(3,362)	$(5,175)	$19,325	$14,682	$4,083	$(5,685)	$13,080
Income tax expense (benefit)	—	—	129	129	—	—	224	224
Net income (loss) before income tax expense (benefit)	27,862	(3,362)	(5,046)	19,454	14,682	4,083	(5,461)	13,304
Adjustments:
Realized (gains) losses, net(1)	22,001	—	(2,166)	19,835	4,409	—	840	5,249
Unrealized (gains) losses, net(2)	(7,904)	—	(6,210)	(14,114)	22,946	—	(8,230)	14,716
Unrealized (gains) losses on reverse MSRs, net of hedging (gains) losses(3)	—	3,178	—	3,178	—	(7,974)	—	(7,974)
Negative (positive) component of interest income represented by Catch-up Amortization Adjustment	(530)	—	—	(530)	(349)	—	—	(349)
Non-capitalized transaction costs and other expense adjustments(4)	105	731	5,019	5,855	995	881	1,486	3,362
Bargain purchase (gain) net of expenses related to the Arlington Merger(5)	—	—	(6,058)	(6,058)	—	—	—	—
(Earnings) losses from investments in unconsolidated entities	(2,547)	—	—	(2,547)	978	—	—	978
Adjusted distributable earnings from investments in unconsolidated entities(6)	429	—	—	429	2,179	—	—	2,179
Total Adjusted Distributable Earnings	$39,416	$547	$(14,461)	$25,502	$45,840	$(3,010)	$(11,365)	$31,465
Dividends on preferred stock	—	—	6,104	6,104	—	—	5,980	5,980
Adjusted Distributable Earnings attributable to non-controlling interests	280	2	211	493	2,661	(12)	318	2,967
Adjusted Distributable Earnings Attributable to Common Stockholders	$39,136	$545	$(20,776)	$18,905	$43,179	$(2,998)	$(17,663)	$22,518
Adjusted Distributable Earnings Attributable to Common Stockholders, per share	$0.55	$0.01	$(0.29)	$0.27	$0.64	$(0.05)	$(0.26)	$0.33
(1)Includes realized (gains) losses on securities and loans, REO, financial derivatives (excluding periodic settlements on interest rate swaps), and foreign currency transactions which are components of Other Income (Loss) on the Condensed Consolidated Statement of Operations.
(2)Includes unrealized (gains) losses on securities and loans, REO, financial derivatives (excluding periodic settlements on interest rate swaps), borrowings carried at fair value, and foreign currency transactions which are components of Other Income (Loss) on the Condensed Consolidated Statement of Operations.
(3)Represents net change in fair value of the HMBS MSR Equivalent and Reverse MSRs attributable to changes in market conditions and model assumptions. This adjustment also includes net (gains) losses on certain hedging instruments, which are components of realized and/or unrealized gains (losses) on financial derivatives, net on the Condensed Consolidated Statement of Operations.
(4)For the three-month period ended December 31, 2023, includes $4.9 million of expenses related to our previously announced merger with Great Ajax Corp. which was terminated in October 2023, $0.4 million of non-capitalized transaction costs, $0.3 million of non-cash equity compensation expense, and $0.3 million of various other expenses. For the three-month period ended September 30, 2023, includes $0.4 million of expenses related to our pending merger with Arlington Asset Investment Corp., $1.0 million of expenses related to our previously announced merger with Great Ajax Corp. which was terminated in October 2023, $0.8 million of non-capitalized transaction costs, $0.3 million of non-cash equity compensation expense, and $0.9 million of various other expenses.
(5)Represents the reversal of the bargain purchase gain of $28.2 million net of the reversal of expenses related to the Arlington Merger of $22.1 million.
(6)Includes net interest income and operating expenses for certain investments in unconsolidated entities.